UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GRAMERCY CAPITAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Stockholder:	April 17, 2006

You are invited to attend the annual meeting of stockholders of Gramercy Capital Corp. This year’s meeting will be held on Wednesday, May 17, 2006 at 10:00 a.m., local time, at the Grand Hyatt New York, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York.

The attached proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the affairs of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting. Our directors and management team will be available to answer questions. Afterwards, there will be a vote on the matters set forth in the accompanying proxy statement.

Your vote is important. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. If you attend the meeting, you may continue to have your shares of common stock voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares of common stock in person. We look forward to seeing you at the meeting.

Sincerely,

Stephen L. Green Chairman of the Board

GRAMERCY CAPITAL CORP.

420 Lexington Avenue

New York, New York 10170-1881

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on May 17, 2006

The 2006 annual meeting of stockholders of Gramercy Capital Corp. will be held on Wednesday, May 17, 2006 at 10:00 a.m., local time, at the Grand Hyatt New York, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York. At the annual meeting, stockholders will vote upon the following proposals:

1.                To elect two Class II directors to serve until the 2009 annual meeting of stockholders and until their successors are duly elected and qualified;

2.                To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.                To consider and act upon any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

Any action may be taken on the foregoing matters at the annual meeting on the date specified above, or on any date or dates to which, by original or later adjournment, the annual meeting may be adjourned, or to which the annual meeting may be postponed.

Our Board of Directors has fixed the close of business on March 15, 2006, as the record date for determining the stockholders entitled to notice of, and to vote at, the annual meeting, and at any adjournments or postponements thereof. Only stockholders of record of our common stock at the close of business on that date will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof. A list of stockholders entitled to vote at the annual meeting will be available at the annual meeting and for ten calendar days prior to the annual meeting, between the hours of 8:30 a.m. and 4:30 p.m., local time, at our corporate offices located at 420 Lexington Avenue, New York, New York 10170-1881. You may arrange to review this list by contacting our Secretary, Andrew S. Levine.

You are requested to complete and sign the enclosed form of proxy, which is being solicited by our Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. In addition, stockholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By Order of our Board of Directors,

Andrew S. Levine
Secretary

New York, New York
April 17, 2006

Whether or not you plan to attend the annual meeting, please complete, sign, date and promptly return the enclosed proxy card in the postage-prepaid envelope provided. For specific instructions on voting, please refer to the instructions on the proxy card or the information forwarded by your broker, bank or other holder of record. If you attend the annual meeting, you may vote in person if you wish, even if you have previously signed and returned your proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

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Option/SAR Grants In Fiscal Year 2005	16
Aggregated Option/SAR Exercises in Fiscal Year 2005 and 2005 Year-End Option/SAR Values	16
Equity Compensation Plan Information	17
Equity Incentive Plan Information	17
Long-Term Outperformance Program Information	18
Long-Term Incentive Plan-Awards in Fiscal Year 2005	19
Compensation Committee Interlocks and Insider Participation	19
COMPENSATION COMMITTEE REPORT	20
STOCK PERFORMANCE GRAPH	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22
Section16(a) Beneficial Ownership Reporting Compliance	23
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	24
Management Agreement	24
Asset Servicing Agreement and Outsourcing Agreement	24
Collateral Management Agreement	24
Private Placement Transaction	25
One Madison Avenue	25
Leases	25
Messenger Services	25
SL Green Operating Partnership, L.P. Interests in Gramercy Investments	26
Purchases of Common Stock	26
Registration Rights Agreement	26
Origination Agreement	26
OTHER MATTERS	28
Solicitation of Proxies	28
Stockholder Proposals	28
Householding of Proxy Materials	28
Other Matters	29
EXHIBIT A	A-i
Director Independence Standards	A-i

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GRAMERCY CAPITAL CORP.
420 Lexington Avenue
New York, New York 10170-1881

PROXY STATEMENT

FOR 2006 ANNUAL MEETING OF STOCKHOLDERS

to be held on May 17, 2006

We are sending this proxy statement and the enclosed proxy card to our stockholders on or about April 17, 2006, in connection with the solicitation of proxies by the Board of Directors of Gramercy Capital Corp. for use at the 2006 annual meeting of stockholders to be held on Wednesday, May 17, 2006, at 10:00 a.m., local time, at the Grand Hyatt New York, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York or at any postponement or adjournment of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the meeting?

If our records show that you were a holder of our common stock at the close of business on March 15, 2006, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the meeting and to vote the shares of common stock that you held on the record date. Each outstanding share of common stock entitles its holder to cast one vote for each matter to be voted upon.

What is the purpose of the meeting?

At the annual meeting, you will be asked:

•       to vote upon the election of two Class II directors;

•       to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

•       to consider and act upon any other matters that may properly be brought before the annual meeting or at any adjournments or postponements thereof.

What constitutes a quorum?

The presence, in person or by proxy, of holders of a majority of the total number of outstanding shares of common stock entitled to vote at this meeting is necessary to constitute a quorum for the transaction of business at the meeting. As of the record date, there were 22,805,642 shares of common stock outstanding and entitled to vote at the meeting.

What vote is needed to approve each proposal?

The affirmative vote of the holders of record of a plurality of all of the votes cast at the meeting at which a quorum is present is necessary for the election of the Class II directors. The affirmative vote of the holders of record of a majority of all of the votes cast at the meeting at which a quorum is present is required for the ratification of our independent registered public accounting firm and the approval of any other matters properly presented at the meeting for stockholder approval. Abstentions do not constitute a vote “for” or “against” any matter being voted on at the annual meeting and will not be counted as “votes cast,” although they will count toward the presence of a quorum. Broker “non-votes,” or proxies from brokers or nominees indicating that such broker or nominee has not received instructions from the beneficial owner or other entity entitled to vote such shares on a particular matter with respect to which such broker or nominee does not have discretionary voting power, will be treated in the same manner as abstentions for purposes of the annual meeting.

Can I change my vote after I submit my proxy card?

If you cast a vote by proxy, you may revoke it at any time before it is voted by:

•       filing a written notice revoking the proxy with our Secretary at our address;

•       signing and forwarding to us a proxy with a later date; or

•       appearing in person and voting by ballot at the meeting.

If you attend the meeting, you may vote in person whether or not you have previously given a proxy, but your presence (without further action) at the meeting will not constitute revocation of a previously given proxy.

How do I vote?

We request that you complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-prepaid envelope. You may also attend the meeting in person and vote in person. If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”), you will receive instructions from your nominee, which you must follow in order to have your shares of common stock voted. Such stockholders who wish to vote in person at the meeting will need to obtain a proxy form from the broker, bank or other nominee that holds their shares of common stock of record.

How is my vote counted?

If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the meeting, the shares of common stock that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock will be voted for the election of the nominees for the Class II directors named in this proxy statement and for ratification of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006, and as recommended by our Board of Directors with regard to all other matters in its discretion. It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders. In addition, no stockholder proposals or nominations were received on a timely basis, so no such matters may be brought to a vote at the meeting.

What other information should I review before voting?

For your review, our 2005 annual report, including financial statements for the fiscal year ended December 31, 2005, is being mailed to you concurrently with the mailing of this proxy statement. You may also obtain, free of charge, a copy of our 2005 annual report on our website at http://www.gramercycapitalcorp.com. You may also obtain a copy of our Annual Report on Form 10-K, which contains additional information about our company, free of charge, by directing your request in writing to Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention:  Investor Relations. The 2005 annual report and the Annual Report on Form 10-K, however, are not part of the proxy solicitation material.

Who is soliciting my proxy?

This solicitation of proxies is made by and on behalf of our Board of Directors. We will pay the cost of the solicitation of proxies. We have retained Morrow & Co., Inc. at an aggregate estimated cost of $3,500, plus out-of-pocket expenses, to assist in the solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may solicit proxies personally or by telephone.

No person is authorized on our behalf to give any information or to make any representations with respect to the proposals other than the information and representations contained in this proxy statement, and, if given or made, such information and/or representations must not be relied upon as having been authorized and the delivery of this proxy statement shall, under no circumstances, create any implication that there has been no change in our affairs since the date hereof.

PROPOSAL 1:  ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members and is divided into three classes, with the directors in each class serving for a term of three years and until their successors are duly elected and qualified. The term of one class expires at each annual meeting of stockholders.

At the annual meeting, two directors will be elected to serve until the 2009 annual meeting and until their successors are duly elected and qualified. Our Nominating and Corporate Governance Committee has recommended Stephen L. Green and Allan J. Baum to our Board of Directors as nominees for election to serve as Class II directors. These nominees are currently serving as Class II directors. Following the recommendation of the Nominating and Corporate Governance Committee, our Board has nominated Stephen L. Green and Allan J. Baum to serve as Class II directors. Our Board anticipates that each nominee will serve, if elected, as a director. However, if either nominee is unable to accept election, proxies voted in favor of such nominee will be voted for the election of such other person or persons as our Nominating and Corporate Governance Committee may recommend to our Board.

The Board of Directors unanimously recommends a vote FOR each Nominee.

Information Regarding the Nominees and the Continuing Directors

The following table and biographical descriptions set forth certain information with respect to each nominee for election as a Class II director at the 2006 annual meeting and the continuing directors whose terms expire at the annual meetings of stockholders in 2007 and 2008, respectively, based upon information furnished by each director.

Name	Age	Director Since
Class II Nominee Directors (terms to expire in 2009)
Stephen L. Green	68	2004
Allan J. Baum	49	2004
Class III Continuing Directors (terms expire in 2007)
Marc Holliday	39	2004
Paul J. Konigsberg	69	2004
Charles S. Laven	54	2004
Class I Continuing Directors (terms expire in 2008)
Hugh F. Hall	39	2004
Jeffrey E. Kelter	51	2004

Class II Nominees for Election—Terms to Expire in 2009

Stephen L. Green.   Mr. Green has served as one of our directors and the chairman of our Board of Directors since August 2004. Mr. Green has served as Chairman of SL Green Realty Corp., or SL Green (NYSE: SLG), and member of the Executive Committee of its board of directors since 1997. Mr. Green was Chief Executive Officer of SL Green from 1997 until January 2004, when Marc Holliday was promoted to that position. Mr. Green founded SL Green’s predecessor, S.L. Green Properties, Inc., in 1980. Mr. Green is an at-large member of the Executive Committee of the Board of Governors of the Real Estate Board of New York and has previously served as Chairman of the Real Estate Board of New York’s Tax Committee. He also currently serves as a member on the board of directors of Street Squash. Mr. Green received a B.A. degree from Hartwick College and a J.D. degree from Boston College Law School.

Allan J. Baum.   Mr. Baum has served as one of our directors since August 2004. Mr. Baum retired from Credit Suisse Securities (USA) LLC, or CS, in 2002, where he was a Managing Director and head of the structured finance unit for commercial mortgage-backed securities. Prior to his ten years with CS,

Mr. Baum served as a vice president in the Real Estate Investment Bank of Citicorp, and held positions in the tax-exempt housing finance and taxable mortgage finance areas of Merrill Lynch. Mr. Baum also currently serves as a director of Community Development Trust (a for-profit, mission-oriented REIT), National Cooperative Bank, or NCB, FSB and NCB Development Corporation (a not-for-profit affiliate of NCB). He previously served as vice president of the Commercial Mortgage Securities Association. Mr. Baum received a B.A. degree in Government/Urban Studies from Dartmouth College in 1978 and an MBA in Finance from Columbia University Graduate School of Business in 1983.

Class III Continuing Directors—Terms Expire in 2007

Marc Holliday.   Mr. Holliday has been our President and Chief Executive Officer and one of our directors since August 2004. Mr. Holliday is also Chief Executive Officer, President and a director of SL Green (NYSE: SLG). He served as Chief Investment Officer of SL Green from July 1998, when he joined SL Green, through 2003 and was named its President and elected to its board of directors in 2001. Prior to joining SL Green, he was Managing Director and Head of Direct Originations for New York-based Capital Trust (NYSE: CT), a mezzanine finance company. While at Capital Trust, Mr. Holliday was in charge of originating direct principal investments for the firm, consisting of mezzanine debt, preferred equity and first mortgages. From 1991 to 1997, Mr. Holliday served in various management positions, including senior vice president at Capital Trust’s predecessor company, Victor Capital Group, a private real estate investment bank specializing in advisory services, investment management, and debt and equity placements. Mr. Holliday received a B.S. degree in Business and Finance from Lehigh University in 1988, as well as an M.S. degree in Real Estate Development from Columbia University in 1990.

Paul J. Konigsberg.   Mr. Konigsberg has been one of our directors since August 2004. Mr. Konigsberg is a senior partner and president of Konigsberg Wolf and Co. PC, a New York-based accounting firm, and has held these positions for 20 years. Mr. Konigsberg is also on the board of directors and chairman of the audit committee of National Medical Health Card, a NASDAQ-listed company. Previously, Mr. Konigsberg served on the boards of directors of two New York Stock Exchange-listed companies, Savin Business Machines and Ipco Hospital Supplies. Mr. Konigsberg is the former treasurer and serves as a board member of the UJA Federation of New York and a member of the board of overseers and chairman of the finance committee of the Albert Einstein College of Medicine. Mr. Konigsberg is a member of the New York State Society of CPAs and The American Institute of Certified Public Accountants. Mr. Konigsberg received a B.A. degree in Business Administration from New York University in 1958, a LLB from Brooklyn Law School in 1961 and a LLM in taxation from the New York University Law School in 1965.

Charles S. Laven.   Mr. Laven has been one of our directors since August 2004. Mr. Laven is president of Forsyth Street Advisors LLC, a New York based company specializing in real estate finance, municipal bonds and housing. From 1991 to 2003, Mr. Laven was a partner of Hamilton, Rabinovitz, & Alschuler, Inc., or HR&A, a financial, policy and management consulting firm focusing on complex housing finance, real estate, economic development and strategic planning problems. Prior to his twelve years with HR&A, Mr. Laven served as principal of Caine Gressel Midgley Slater Incorporated and, from 1981 to 1982, served as principal of Charles Laven and Associates. Mr. Laven also currently serves as chairman of the Urban Homesteading Assistance Board. Additionally, Mr. Laven is a board member of the Delaware Valley Opera and Dance Notation Bureau. Mr. Laven holds a B.S. degree in architectural design from the Massachusetts Institute of Technology. In 1981, Mr. Laven was a Loeb Fellow in Advanced Environmental Affairs at the Harvard University School of Design. Mr. Laven is an Adjunct Professor of Real Estate at Columbia University’s Graduate School of Architecture Planning and Preservation and has been a member of the faculty of Columbia University since 1981.

Class I Continuing Directors—Terms Expire in 2008

Hugh F. Hall.   Mr. Hall has served as one of our directors and our Chief Operating Officer since August 2004. Mr. Hall has also been a Managing Director of our Manager, GKK Manager LLC, a subsidiary of SL Green (NYSE: SLG), since August 2004. From January 2004 until August 2004, he worked as an independent consultant advising SL Green on the development of our business plan. Before working with SL Green, Mr. Hall was a Managing Director at RBS Greenwich Capital from 2002 to 2003, where he was responsible for the structuring, pricing and distribution of mezzanine debt, preferred equity investments and other high yield structured debt interests. From 1996 to 2002, Mr. Hall was a director at CS, where he established and ran the high yield private placement group, acting on behalf of principals and agents. While at CS, he developed a number of the practices now employed in the single asset high yield finance business, including the structuring of multiple tranches of mortgage and mezzanine debt and preferred equity in single transactions. Mr. Hall received two B.A. degrees from the University of Massachusetts, Amherst and a J.D. degree from Boston University.

Jeffrey E. Kelter.   Mr. Kelter has served as one of our directors since August 2004. From 1997 to 2004, Mr. Kelter was President and Chief Executive Officer and a trustee of Keystone Property Trust, an industrial REIT. Keystone merged during the third quarter of 2004 with and into a joint venture between ProLogis and affiliates of investment companies managed by Eaton Vance Management. Mr. Kelter had been President and a trustee of Keystone from its formation in December 1997 and was appointed Chief Executive Officer in December 1998. He has over 20 years of experience in all phases of commercial real estate including development and third-party management. Prior to forming Keystone, he served as President and Chief Executive Officer of Penn Square Properties, Inc. in Philadelphia, Pennsylvania, a real estate company which he founded in 1982. At Penn Square he developed, owned, managed and leased more than 4.5 million square feet of office and warehouse projects throughout the Pennsylvania and New Jersey markets. Mr. Kelter received a B.A. from Trinity College.

Biographical Information Regarding Executive Officers Who Are Not Directors

Robert R. Foley.   Mr. Foley has served as our Chief Financial Officer since August 2004. Mr. Foley has also been a Managing Director of our Manager since August 2004. From May 2004 until August 2004, he worked as an independent consultant advising SL Green on the development of our business plan. Before working with SL Green, Mr. Foley was a Vice President in the Special Situations Group of Goldman, Sachs & Co. where from 2000 until 2004, he directed that firm’s principal investment activities in commercial real estate B notes, mezzanine loans, preferred equity and distressed debt. From 1997 to 2000, Mr. Foley was responsible at Goldman Sachs for the structuring, capital commitment, pricing and distribution of mezzanine debt, non-securitized commercial mortgage loans and loans to real estate investment trusts and real estate operating companies. From 1988 until 1997, Mr. Foley held a range of senior capital markets, principal investing and client relationship management roles with Bankers Trust Company and BT Securities Corporation (now Deutsche Bank) in New York and Los Angeles. From 1981 to 1986, Mr. Foley was an accountant and consultant in the San Francisco office of Touche, Ross & Co. (now Deloitte & Touche), an international independent public accounting firm. Mr. Foley earned B.A. degrees in Economics and Political Science from Stanford University in 1981, and an MBA from The Wharton School of the University of Pennsylvania in 1988. Mr. Foley is a certified public accountant. Mr. Foley is 46 years old.

Andrew Mathias.   Mr. Mathias has served as our Chief Investment Officer since August 2004. Mr. Mathias has also been a Managing Director of our Manager since August 2004. Mr. Mathias joined SL Green (NYSE: SLG) in March 1999 as a Vice President and was promoted to Director of Investments in 2002, a position he held until his promotion to Chief Investment Officer in January 2004. Prior to joining SL Green, from July 1998, Mr. Mathias was with New York-based Capital Trust (NYSE: CT), a mezzanine finance company. From June 1995 to July 1998, Mr. Mathias worked at Capital Trust’s predecessor company, Victor Capital Group, a private real estate investment bank specializing in advisory services, investment management, and debt and equity placements. While there, he worked on a wide variety of real estate principal investments and advisory transactions, both on behalf of third party clients and for the firm’s own account. Mr. Mathias also worked on the high yield/restructuring desk at Bear Stearns and Co. Mr. Mathias received a B.S. degree in Economics from the Wharton School at the University of Pennsylvania. Mr. Mathias is 32 years old.

Gregory F. Hughes.   Mr. Hughes has served as our Chief Credit Officer since August 2004. Mr. Hughes is also SL Green’s (NYSE:  SLG) Chief Financial Officer, responsible for finance, capital markets, investor relations and administration. Prior to joining SL Green in February 2004, from 2002 to 2003, Mr. Hughes was Managing Director and Chief Financial Officer of the private equity real estate group at JP Morgan Partners. From 1999 to 2002, Mr. Hughes was a Partner and Chief Financial Officer of Fortress Investment Group, an investment and asset management firm, which managed a real estate private equity fund of approximately $900 million and a New York Stock Exchange, or NYSE, listed real estate investment trust with assets in excess of $1.3 billion. While at Fortress Investment Group, Mr. Hughes was actively involved in evaluating a broad range of real estate equity and structured finance investments and arranged various financings to facilitate acquisitions and fund recapitalizations. Mr. Hughes also served as Chief Financial Officer of Wellsford Residential Property Trust and Wellsford Real Properties, where he was responsible for the firm’s financial forecasting and reporting, treasury and accounting functions, capital markets and investor relations. While at Wellsford, Mr. Hughes was involved in numerous public and private debt and equity offerings and during his tenure Wellsford became one of the first real estate investment trusts to obtain an investment grade rating. From 1985 to 1992, Mr. Hughes worked at Kenneth Leventhal & Co., a public accounting firm specializing in real estate and financial services. Mr. Hughes received a B.S. degree in Accounting from the University of Maryland and is a certified public accountant. Mr. Hughes is 42 years old.

The Board of Directors and its Committees

Our Board of Directors presently consists of seven members. The Board has affirmatively determined that Messrs. Allan J. Baum, Jeffrey E. Kelter, Paul J. Konigsberg and Charles S. Laven, representing a majority of its members, are independent of our management, as such term is defined by the rules of the NYSE. Our Board of Directors held 11 meetings during fiscal year 2005. Each of the directors attended at least 75% of the total number of meetings of our Board of Directors held during 2005 and each of the directors attended our 2005 annual Board of Directors’ meeting.

Audit Committee.   We have a standing Audit Committee, consisting of Messrs. Konigsberg (chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE and the U.S. Securities and Exchange Commission, or the SEC. The Board of Directors has  determined that Mr. Konigsberg is an “audit committee financial expert” as defined in rules promulgated by the SEC under the Sarbanes-Oxley Act of 2002. Our Audit Committee is responsible for, among other things, engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of their audit engagement, approving professional services to be provided by the independent registered public accounting firm, reviewing the independence of the auditors, considering the range of audit and non-audit fees, reviewing the adequacy of our internal controls, accounting and reporting practices and assessing the quality and integrity of our consolidated financial statements. Our Board approved a written charter for our Audit Committee, a copy of which is available on our website at http://www.gramercycapitalcorp.com. Additional information regarding the functions performed by our Audit Committee is set forth in the “Audit Committee Report” included in this annual proxy statement. Our Audit Committee held four meetings during fiscal year 2005. Each of the committee members attended at least 75% of the total number of meetings of our Audit Committee held during fiscal year 2005.

Compensation Committee.   We have a standing Compensation Committee, consisting of Messrs. Kelter (chairman), Baum and Laven, each of whom is “independent” within the meaning of the rules of the NYSE. Our Compensation Committee is responsible for, among other things:  (1) evaluating the performance of our chief executive officer and other executive officers; (2) evaluating the performance of our Manager; (3) reviewing the compensation and fees payable to our Manager under our management agreement; and (4) administering the issuance of any award under our 2004 Equity Incentive Plan. Our Board approved a written charter for our Compensation Committee, a copy of which is available on our website at http://www.gramercycapitalcorp.com. Our Compensation Committee held five meetings during fiscal year 2005. See “Executive Compensation—Report on Executive Compensation.”  Each of the committee members attended at least 75% of the total number of meetings of our Compensation Committee held during fiscal year 2005.

Nominating and Corporate Governance Committee.   We have a standing Nominating and Corporate Governance Committee, consisting of Messrs. Laven (chairman), Kelter and Konigsberg, each of whom is “independent” within the meaning of the rules of the NYSE. Our Nominating and Corporate Governance Committee is responsible for, among other things, assisting the Board in identifying individuals qualified to become Board members, recommending to the Board the director nominees to be elected at each annual meeting of stockholders, recommending to the Board the directors to serve on each of the Board’s committees, developing and recommending to the Board the corporate governance principles and guidelines applicable to our company and directing the Board in an annual review of its performance. Our Board approved a written charter for our Nominating and Corporate Governance Committee, a copy of which is available on our website at http://www.gramercycapitalcorp.com. Each of the committee members attended the one meeting held by our Nominating and Corporate Governance Committee during fiscal year 2005.

Investment Committee.   We have a standing Investment Committee consisting of Messrs. Holliday (chairman), Green and Kelter. Our Investment Committee must unanimously approve all transactions involving investments of (i) $35 million or more with respect to whole loans, (ii) $30 million or more with respect to subordinate interests in whole loans and (iii) $20 million or more with respect to mezzanine loans, preferred equity and equity investments in commercial real estate properties net leased to tenants. Our Board must approve investments (i) over $75 million with respect to whole loans, (ii) over $65 million with respect to subordinate interests in whole loans, (iii) over $55 million with respect to mezzanine loans and (iv) over $50 million with respect to preferred equity and equity investments in commercial real estate properties net leased to tenants. Our Investment Committee held 21 meetings during fiscal year 2005, during which transactions pursuant to the then applicable investment limits were discussed.

Director Compensation

Directors of our company who are not independent receive no additional compensation for their services as directors. During the fiscal year ended December 31, 2005, each independent director received a fee in the amount of $40,000. Each independent director also received $1,250 for each meeting of our Board of Directors or a committee of our Board of Directors that he attended. The annual fee payable to our independent directors is payable quarterly, half in cash and half in restricted stock, as determined by our Compensation Committee, with each director having the option to elect to take additional amounts of stock in lieu of cash, up to the full amount or to elect to defer all or part of the annual fee pursuant to our Directors’ Deferral Program as described below. Any portion of the annual fee that a director elects to receive or defer in stock is made under our 2004 Equity Incentive Plan.

Each director who served as a committee chairman received an additional fee of $3,000, except that the chairman of our Audit Committee received an additional annual fee of $5,000, which fees are payable in cash, unless such chairman elects to defer all or part of such fees pursuant to our Directors’ Deferral

Program. In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Directors.

On March 16, 2005, our Board of Directors adopted the Directors’ Deferral Program for independent directors. Our independent directors may elect to defer up to 100% of their annual cash retainer fees, chairman fees, committee meeting fees and annual stock grant under the Directors’ Deferral Program. Unless otherwise elected by a participant, fees deferred under the program shall be credited in the form of phantom shares. Distributions on vested phantom shares shall be made in cash or, if elected by the director, in shares of common stock. Phantom shares will be settled by the transfer to the director of one share of commons stock for each phantom share, provided that the Compensation Committee at the time of the grant may provide that phantom shares may be settled (i) in cash at the applicable phantom share value, (ii) in cash or by transfer of shares of common stock as elected by the director or (iii) in cash or by transfer of shares of common stock as elected by us. Phantom shares will be settled on the first day of the month following the date on which the phantom shares vest, or at the election of the director, upon the earlier of such director’s termination of service, his death or change in control by us, as defined in the Directors’ Deferral Program. In 2005, one of our directors earned 2,228.07 phantom shares.

For the 2006 fiscal year, our Board of Directors has approved the following changes in compensation received by our independent directors:  (i) the amount each independent director will receive for each meeting of our Board of Directors or a committee of our Board of Directors that he attends has been increased from $1,250 per meeting to $1,500 per meeting and (ii) each independent director was awarded 1,500 shares of restricted stock, which shares of restricted stock will vest over a three-year period, and 5,000 stock options, which will vest immediately. There are no additional changes to the fees and stock awards that each independent director is entitled to receive for the 2006 fiscal year.

PROPOSAL 2:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the accounting firm of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2006, subject to ratification of this appointment by our common stockholders. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in April 2004 and is considered by our management to be well-qualified. Ernst & Young LLP has advised us that neither it nor any member thereof has any financial interest, direct or indirect, in our company or any of our subsidiaries in any capacity.

A representative of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

Fee Disclosure

Audit Fees

Fees for audit services totaled approximately $736,845 in 2005 and $445,019 in 2004, of which $194,250 and $0 was attributable to Sarbanes-Oxley 404 planning and testing in 2005 and 2004, respectively. Audit fees include fees associated with our annual audit and the reviews of our quarterly reports on Form 10-Q. In addition, audit fees include fees for public filings in connection with various investments and services relating to public filings in connection with our initial public offering, common stock offerings and certain other transactions. Audit fees also include fees for accounting research.

Audit-Related Fees

Fees for audit-related services totaled approximately $0 in 2005 and $20,000 in 2004. The audit-related services principally include fees for agreed-upon procedures projects.

Tax Fees

Ernst & Young LLP did not perform any services for us related to tax compliance, tax advice or  tax planning in 2005 and 2004.

All Other Fees

We did not incur fees in 2005 or 2004 for other services not included above.

Our Audit Committee considers whether the provision by Ernst & Young LLP of the services that are required to be described under “All Other Fees” is compatible with maintaining Ernst & Young LLP’s independence from both management and our company.

Pre-Approval Policies and Procedures of our Audit Committee

Our Audit Committee must pre-approve all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services. Non-audit services are considered de minimis if: (1) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (2) we did not recognize such services at the time of the engagement to be non-audit services; and (3) such services are promptly brought to our Audit Committee’s attention and approved prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval. Our Audit Committee may delegate to one or more of its members who is an independent director the authority to grant pre-approvals. All services provided by Ernst & Young LLP in 2005 were pre-approved by our Audit Committee.

Our Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

The following is a report by our Audit Committee regarding the responsibilities and functions of our Audit Committee. This Report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report by reference in any such document.

Our Audit Committee oversees our financial reporting process on behalf of our Board of Directors, in accordance with our Audit Committee Charter, which was approved in 2004. Management has the primary responsibility for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. In fulfilling its oversight responsibilities, our Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2005 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

Our Audit Committee reviewed with the independent registered public accounting firm, who are responsible for auditing our financial statements and for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, as currently in effect. Our Audit Committee received the written disclosure and the letter from our independent registered public accounting firm required by the Independence Standards Board Standard No. 1, as currently in effect, discussed with our independent registered public accounting firm the auditors’ independence from both management and our company and considered the compatibility of our independent registered public accounting firm’s provision of non-audit services to our company with their independence.

Our Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. Our Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting, including off-balance sheet investments.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to our Board of Directors (and our Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Submitted by our Audit Committee

Paul J. Konigsberg (chairman)

Allan J. Baum

Charles S. Laven

CORPORATE GOVERNANCE MATTERS

This section of our proxy statement contains information about a variety of our corporate governance policies and practices. In this section, you will find information about how we are complying with the NYSE’s final corporate governance rules that were approved by the SEC. We are committed to operating our business under strong and accountable corporate governance practices. You are encouraged to visit the corporate governance section of the “Investor Relations—Corporate Governance” page of our corporate website at http://www.gramercycapitalcorp.com to view or to obtain copies of our committee charters, code of business conduct and ethics and corporate governance principles. You may also obtain, free of charge, a copy of the respective charters of our committees, code of business conduct and ethics and corporate governance principles by directing your request in writing to Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attention: Investor Relations. Additional information relating to the corporate governance of our company is also included in other sections of this proxy statement.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which our Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, director access to management and independent advisors, director compensation, director orientation and continuing education, management succession, annual performance evaluation of the Board and management responsibilities. Our Nominating and Corporate Governance Committee is responsible for assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.

Director Independence

Our Corporate Governance Guidelines provide that a majority of the directors serving on our Board must be independent as required by the listing standards of the NYSE and the applicable rules promulgated by the SEC. In addition, our Board of Directors has adopted Director Independence Standards, which are certain additional categorical standards to assist in making determinations with respect to the independence of directors. The Director Independence Standards are attached hereto as Exhibit A. Our Board of Directors has affirmatively determined, based upon its review of all relevant facts and circumstances, that each of the following directors and director nominees has no direct or indirect material relationship with us and is independent under the listing standards of the NYSE and the applicable rules promulgated by the SEC:  Messrs. Allan J. Baum, Jeffrey E. Kelter, Paul J. Konigsberg and Charles S. Laven. Our Board has determined that Messrs. Green, Holliday and Hall are not independent because they are also executive officers or officers of our company.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics as required by the listing standards of the NYSE that applies to our directors, executive officers and employees of our Manager. The Code of Business Conduct and Ethics was designed to assist our directors, executive officers and employees of our Manager in complying with the law, resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Business Conduct and Ethics are compliance with applicable laws, conflicts of interest, use and protection of our company’s assets, confidentiality, communications with the public, accounting matters, records retention, fair dealing, discrimination and harassment and health and safety.

Audit Committee Financial Expert

Our Board of Directors has determined that our Audit Committee has at least one “audit committee financial expert,” as defined in Item 401(h) of SEC Regulation S-K, such expert being Mr. Konigsberg, and that he is “independent,” as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. Mr. Konigsberg has agreed to serve as our audit committee financial expert.

Communications with our Board of Directors

We have a process by which stockholders and/or other parties may communicate with our Board of Directors, our independent directors as a group or our individual directors. Any such communications may be sent to our Board by U.S. mail or overnight delivery and should be directed to Andrew S. Levine, Secretary, at Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, who will forward such communications on to the intended recipient. Any such communications may be made anonymously.

Whistleblowing and Whistleblower Protection Policy

Our Audit Committee has established procedures for (1) the receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters and (2) the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters. If you wish to contact our Audit Committee to report complaints or concerns relating to the financial reporting of our company, you may do so in writing to the Chairman of our Audit Committee, c/o Secretary, Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881. Any such communications may be made anonymously.

Director Attendance at Annual Meetings

We encourage each member of our Board of Directors to attend each annual meeting of stockholders. None of our directors attended the annual meeting of stockholders held on May 18, 2005.

Identification of Director Candidates

Our Nominating and Corporate Governance Committee assists our Board of Directors in identifying and reviewing director candidates to determine whether they qualify for membership on the Board of Directors and for recommending to the Board the director nominees to be considered for election at our annual meetings of stockholders.

In making recommendations to our Board, our Nominating and Corporate Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, education, experience with businesses and other organizations comparable to our company, the interplay of the candidate’s experience with the experience of other Board members, the candidate’s industry knowledge and experience, the ability of a nominee to devote sufficient time to the affairs of our company and the extent to which the candidate generally would be a desirable addition to the Board of Directors and any of its committees.

Our Nominating and Corporate Governance Committee may solicit and consider suggestions of our directors or management regarding possible nominees. Our Nominating and Corporate Governance Committee may also procure the services of outside sources or third parties to assist in the identification of director candidates.

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders. Our Nominating and Corporate Governance Committee will apply the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of our Board. Any recommendations by stockholders should follow the procedures outlined under “Stockholder Proposals” in this proxy statement and should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications and the candidate’s written consent to being considered as a director nominee. In addition, any stockholder recommending a director candidate should submit information demonstrating the number of shares of common stock that he or she owns.

Executive Sessions of Independent Directors

In accordance with the Corporate Governance Guidelines, the independent directors serving on our Board of Directors meet in executive session after each regularly scheduled meeting of the Audit Committee without the presence of any directors or other persons who are part of our management. The executive sessions regularly are chaired by the chair of the Board committee having jurisdiction over the particular subject matter to be discussed at the particular session or portion of a session.

EXECUTIVE COMPENSATION

Summary Compensation Table

Because our management agreement provides that our Manager assumes principal responsibility for managing our affairs, our executive officers, who are employees of our Manager, generally do not receive cash compensation from us for serving as our executive officers. However, in their capacities as officers or employees of our Manager, or its affiliates, under the terms of the management agreement, they devote a portion of their time to our affairs as is required for the performance of the duties of our Manager.

Our Manager has informed us that, because the services to be performed by its officers or employees in those capacities as such may not be performed exclusively for us, it may not be able to segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager or its affiliates, including SL Green, that relates to their services to us. Our Manager or its affiliates, including SL Green, compensates each of our executive officers. Our Manager has entered into four-year employment agreements with each of the managing directors who are not also employees of SL Green. Each employment agreement includes standard non-compete provisions which extend for 12 months after termination of employment as well as other restrictive covenants.

We may from time to time, at the discretion of the Compensation Committee, grant shares of our common stock or options to purchase shares of our common stock to our executive officers pursuant to the 2004 Equity Incentive Plan.

The following table sets forth information regarding the base compensation awarded to our chief executive officer and each of our other four most highly compensated executive officers (collectively, the “named executive officers”).

	Annual Compensation				Long-Term Compensation
					Awards
							Securities
Name and Principal Position	Year	Salary	Bonuses	Other Annual Compensation	Restricted Stock Awards		Underlying Options/ SARs(1)	All Other Compensation
Marc Holliday	2005	0	0	0	0		25,000	0
Chief Executive	2004	0	0	0	$1,125,000	(2)	75,000	0
Officer, President
Hugh F. Hall	2005	0	0	0	0		25,000	0
Chief Operating	2004	0	0	0	$375,000	(3)	125,000	0
Officer
Robert R. Foley	2005	0	0	0	0		25,000	0
Chief Financial Officer	2004	0	0	0	$150,000	(4)	140,000	0
Andrew Mathias	2005	0	0	0	0		25,000	0
Chief Investment Officer	2004	0	0	0	$825,000	(5)	55,000	0
Gregory F. Hughes	2005	0	0	0	0		15,000	0
Chief Credit Officer	2004	0	0	0	$525,000	(6)	35,000	0

(1)          In consideration for services rendered, our executive officers received grants of options to purchase our common stock. As of December 31, 2005, options to purchase a total of 627,500 shares of common stock have been granted to our directors and officers, including options to purchase 567,500 shares of common stock granted to our named executive officers.

(2)          As of December 31, 2005, Mr. Holliday held 75,000 vested and unvested shares of restricted common stock, valued in the aggregate at $1,708,500 (based on a closing share price on such date of $22.78). 25,000 shares of restricted common stock vested on June 30, 2005, 25,000 of such shares will vest on June 30, 2006 and the remaining 25,000 shares will vest on June 30, 2007. Dividends are payable on the vested shares of restricted common stock.

(3)          As of December 31, 2005, Mr. Hall held 25,000 vested and unvested shares of restricted common stock, valued in the aggregate at $569,500 (based on a closing share price on such date of $22.78). 6,250 shares of restricted common stock vested on June 30, 2005; 6,250 shares will vest on June 30, 2006; 6,250 shares will vest on June 30, 2007 and the remaining 6,250 shares will vest on June 30, 2008. Dividends are payable on the vested shares of restricted common stock.

(4)          As of December 31, 2005, Mr. Foley held 10,000 vested and unvested shares of restricted common stock, valued in the aggregate at $227,800 (based on a closing share price on such date of $22.78). 2,500 shares of restricted common stock vested on June 30, 2005; 2,500 shares will vest on June 30, 2006; 2,500 shares will vest on June 30, 2007 and the remaining 2,500 shares will vest on June 30, 2008. Dividends are payable on the vested shares of restricted common stock.

(5)          As of December 31, 2005, Mr. Mathias held 55,000 vested and unvested shares of restricted common stock, valued in the aggregate at $1,252,900 (based on a closing share price on such date of $22.78). 18,333 shares of restricted common stock vested on June 30, 2005, 18,333 of such shares will vest on June 30, 2006 and the remaining 18,334 shares will vest on June 30, 2007. Dividends are payable on the vested shares of restricted common stock.

(6)          As of December 31, 2005, Mr. Hughes held 35,000 vested and unvested shares of restricted common stock, valued in the aggregate at $797,300 (based on a closing share price on such date of $22.78). 11,666 shares of restricted common stock vested on June 30, 2005, 11,667 of such shares will vest on June 30, 2006 and the remaining 11,667 shares will vest on June 30, 2007. Dividends are payable on the vested shares of restricted common stock.

Option/SAR Grants In Fiscal Year 2005

The following table sets forth the options/stock appreciation rights, or SARs, granted with respect to the fiscal year ended December 31, 2005, to our named executive officers.

		Percent Of
		Total
	Number Of	Options/SARs	Exercise		Potential Realizable Value At
	Securities	Granted To	Price Per		Assumed Annual Rates Of
	Underlying	Co-Leased	Share Of		Share Price Appreciation For
	Options/SARs	Employees In	Common	Expiration	Option Term (3)
Name	Granted (1)	Fiscal Year	Stock (2)	Date	5%	10%
Marc Holliday	25,000	11.1%	$19.85	April 20, 2015	$312,089	$790,895
Hugh F. Hall	25,000	11.1%	$19.85	April 20, 2015	$312,089	$790,895
Robert R. Foley	25,000	11.1%	$19.85	April 20, 2015	$312,089	$790,895
Andrew Mathias	25,000	11.1%	$19.85	April 20, 2015	$312,089	$790,895
Gregory F. Hughes	15,000	6.6%	$19.85	April 20, 2015	$187,253	$474,537

(1)          One-third of the number of shares will vest per year commencing on April 20, 2006.

(2)          The exercise price for the options was based on the market price of the common stock on the date the options were granted.

(3)          In accordance with the rules of the SEC, these amounts are the hypothetical gains, or “option spreads” from the exercise price, that would exist for the respective options based on assumed rates of annual compound share price appreciation of 5% and 10% from the date the options were granted over the full option term. No gain to the optionee is possible without an actual increase in the price of the common stock.

Aggregated Option/SAR Exercises in Fiscal Year 2005 and 2005 Year-End Option/SAR Values

The following table provides information regarding option exercises in 2005 by our named executive officers and the value of their unexercised options held at the end of 2005.

			Number of shares underlying
	Shares		unexercised options/SARs		Value of unexercised in-the-money
	Acquired	Value	at fiscal year-end		options/SARs at fiscal year-end($)(1)
Name	on exercise(2)	realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Marc Holliday	25,000	$202,000	0	75,000	N/A	$462,250
Hugh F. Hall	31,250	$252,500	0	118,750	N/A	$802,625
Robert R. Foley	35,000	$282,800	0	130,000	N/A	$890,150
Andrew Mathias	18,333	$148,131	0	61,667	N/A	$358,539
Gregory F. Hughes	11,666	$94,261	0	38,333	N/A	$225,489

(1)          The value of unexercised in-the-money options at fiscal year-end, based on the market price for our common stock at the close of trading on December 30, 2005, of $22.78 per share.

(2)          Each named executive officer continues to own the shares of common stock acquired on exercise of the options.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, relating to our equity compensation plans pursuant to which shares of our common stock or other equity securities may be granted from time to time.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	733,584	$16.47	1,077,431
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	733,584	$16.47	1,077,431

(1)          Includes information related to our 2004 Equity Incentive Plan.

Equity Incentive Plan Information

At the July 2004 meeting of our Board of Directors, our Board adopted, and our stockholders ratified, a long-term, ten-year compensation program for certain co-leased employees, directors, officers, advisors, consultants and other personnel, including our Manager and employees of our Manager and SL Green, and any of our joint venture affiliates or those of SL Green. Of the options or stock that have not been granted at the time of the initial public offering, our Compensation Committee shall have the right to make such awards in the form of equity incentive compensation on such terms as our Compensation Committee may deem appropriate. Our Compensation Committee has the authority to administer and interpret the equity incentive plan, to authorize the granting of awards, to determine the eligibility of certain co-leased employees, directors, officers, advisors, consultants and other personnel, including our Manager and employees of our Manager and SL Green, and any of our joint venture affiliates or those of SL Green to receive an award, to determine the number of shares of common stock to be converted by each award, to determine the terms, provisions and conditions of each award, to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate. Our Compensation Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to awards; provided, however, that the Company may not delegate its authority and duties with respect to awards that have been, or will be, granted to the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Credit Officer or President or any Executive Vice President of the Company.

Subject to adjustment upon certain corporate transactions or events, up to a maximum of 6,250,000 shares, but not more than 10% of the common stock outstanding at the time of the grant, may be subject to stock options, restricted stock, phantom stock and dividend equivalent rights under the equity incentive plan. The maximum number of shares of common stock that may underlie awards, other than options, to any eligible person in any one year, shall not exceed 200,000. In addition, subject to adjustment upon certain corporate transactions or events, a participant may not receive options for more than 300,000 shares of our common stock in one year. Any common stock withheld or surrendered by plan participants in connection with the payment of an option exercise price or in connection with tax withholding will not count towards the share limitation and will be available for issuance under the equity incentive plan. If an option or other award granted under the equity incentive plan expires or terminates, the common stock subject to any portion of the award that expires or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless the equity incentive plan is previously terminated by our Board of Directors, no new award may be granted under the equity incentive plan after the tenth anniversary of the date that such plan was initially approved by our Board of Directors. No award may be granted under our equity incentive plan to any person who, assuming exercise of all options and payment of all awards held by such person, would own or be deemed to own more than 9.8% of our outstanding common stock.

Long-Term Outperformance Program Information

In June 2005, our Compensation Committee approved a long-term incentive compensation program, the 2005 Outperformance Plan. Participants in the 2005 Outperformance Plan, all of whom are co-leased employees, will share in a “performance pool” if our total return to stockholders for the period from June 1, 2005 through May 31, 2008 exceeds a cumulative total return to stockholders of 30% during the measurement period over a base share price of $20.21 per share. The size of the pool will be 10% of the outperformance amount in excess of the 30% benchmark, subject to a maximum limit equal to the lesser of 4% of our outstanding shares and units of limited partnership interest as of the end of the performance period, or 1,200,000 shares. If our total return to stockholders from June 1, 2005 to any subsequent date exceeds 80% and remains at that level or higher for 30 consecutive days, then a minimum performance pool will be established. In the event the potential performance pool reaches the maximum dilution cap before May 31, 2008 and remains at that level or higher for 30 consecutive days, the performance period will end early and the pool will be formed on the last day of such 30 day period. Each participant’s award under our 2005 Outperformance Plan is designated as a specified percentage of the aggregate performance pool to be allocated to such participant assuming the 30% benchmark is achieved. Individual awards under our 2005 Outperformance Plan will be made in the form of partnership units, or LTIP Units, that may ultimately become exchangeable for shares of our common stock or cash, at our election. LTIP Units will be granted prior to the determination of the performance pool; however, they will only vest upon satisfaction of performance and other thresholds, and will not be entitled to distributions until after the performance pool, or minimum performance pool, is established. Our 2005 Outperformance Plan provides that if a pool is established, each participant will also be entitled to the distributions that would have been paid on the number of LTIP Units earned, had they been issued at the beginning of the performance period. Those distributions will be paid in the form of additional LTIP Units. Once a performance pool has been established, the earned LTIP Units will receive regular quarterly distributions on a per unit basis equal to the dividends per share paid on our common stock, whether or not they are vested. Any LTIP Units that are not earned upon the establishment of the performance pool will be automatically forfeited, and the LTIP Units that are earned will be subject to time-based vesting, with 50% of the LTIP Units earned vesting in May 2009 and the balance vesting one year later based on continued employment with our Manager or SL Green. In the event of a change in control of our company prior to June 1, 2006, the performance period will be shortened to end on a date immediately prior to such event and the cumulative stockholder return benchmark will be adjusted on a pro rata basis. In the event of a change in control of our company on or after June 1, 2006 but before May 31, 2008, the performance pool will be calculated assuming the performance period ended on May 31, 2008 and the total return continued at the same annualized rate from the date of the change in control to May 31, 2008 as was achieved from June 1, 2005 to the date of the change in control; provided that the performance pool may not exceed 200% of what it would have been if it was calculated using the total return from June 1, 2005 to the date of the change in control and a pro rated benchmark. In either case, the performance pool will be formed as described above if the adjusted benchmark target is achieved and fully vested awards will be issued. If a change in control occurs after the performance period has ended, all unvested awards issued under the 2005 Outperformance Plan will fully vest upon the change in control.

Long-Term Incentive Plan-Awards in Fiscal Year 2005

The following table provides information with respect to awards under the 2005 Outperformance Plan made to our named executive officers in 2005.

The number of LTIP Units listed in the table below represents the number of LTIP Units initially issued to each executive pursuant to the 2005 Outperformance Plan. These LTIP Units have been granted prior to the determination of the performance pool, and, as noted above, they will only vest upon satisfaction of performance and other thresholds contained in the 2005 Outperformance Plan, and will not be entitled to distributions until after the performance pool, or minimum performance pool, is established. Accordingly, the executives have no economic entitlement with respect to these awards unless and until the performance hurdles are achieved. The number of LTIP Units that the executives ultimately earn under the 2005 Outperformance Plan will be determined based on the executive’s percentage interest in the aggregate performance pool, if any, that is established if the performance hurdles, as described above, are achieved and is not based in any way on the number of LTIP Units initially issued. The number of LTIP Units initially issued was based on the executive’s percentage interest in the aggregate performance pool, if any, established under the 2005 Outperformance Plan multiplied by 1,500,000 LTIP Units. The 1,500,000 LTIP Unit number represents the aggregate 1,200,000 share maximum limit on the performance pool plus an additional 300,000 shares that could cover potential distributions paid on 1,200,000 LTIP Units during the performance period. The 300,000 share number was an assumed number used to assist in structuring these awards and does not represent a projection or prediction of the amount of distributions that we expect to make with respect to our partnership units or common stock.

Name	Number Of Shares, Units or Other Rights (# of LTIP Units) (1)	Performance Or Other Period Until Maturation Or Payout (2)
Marc Holliday	403,225.50	06/05-05/08
Hugh F. Hall	362,902.50	06/05-05/08
Robert R. Foley	362,902.50	06/05-05/08
Andrew Mathias	241,936.50	06/05-05/08
Gregory F. Hughes	100,807.50	06/05-05/08

(1)          Represents the number of LTIP Units initially issued to each executive pursuant to the 2005 Outperformance Plan. As discussed above, these LTIP Units have been granted prior to the determination of the performance pool, and they will only vest upon satisfaction of performance and other thresholds contained in the 2005 Outperformance Plan, and will not be entitled to distributions until after the performance pool, or minimum performance pool, is established. Each participant’s award under our 2005 Outperformance Plan is designated as a specified percentage of the aggregate performance pool to be allocated to such participant. The specified percentages for the executive officers named in the table above are as follows:  Mr. Holliday (26.8817%); Mr. Hall (24.1935%); Mr. Foley (24.1935%); Mr. Mathias (16.1291%); and Mr. Hughes (6.7205%).

(2)          In certain circumstances described above, the performance period may end prior to May 31, 2008. In the event the performance period ends early, the awards will remain subject to the time-based vesting as described above.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and none of our co-leased employees participates on the Compensation Committee.

COMPENSATION COMMITTEE REPORT

The following is a report by our Compensation Committee regarding the responsibilities and functions of our Compensation Committee. This Report shall not be deemed to be incorporated by reference in any previous or future documents filed by us with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this Report by reference in any such document.

Our Compensation Committee evaluates the performance of our Chief Executive Officer and other officers. Our Compensation Committee also evaluates the performance of our Manager and reviews the compensation and fees payable to our Manager under our management agreement. In addition our Compensation Committee administers the issuance of any award under our 2004 Equity Incentive Plan and our 2005 Outperformance Plan. Our Compensation Committee is comprised of the independent directors, Messrs. Kelter (chairman), Baum and Laven.

Because our management agreement with our Manager provides that our Manager assumes principal responsibility for managing our affairs, our executive officers generally do not receive cash compensation from us for serving as our executive officers. However, in their capacities as officers of our Manager or its affiliates, they devote such portion of their time to our affairs as is required for the performance of the duties of our Manager under the management agreement.

Our Compensation Committee has reviewed the performance of our Manager and has determined that the compensation and fees payable to it are consistent with our goals and objectives. Our Compensation Committee approved the restricted shares and options to purchase shares of our common stock that were granted to our executive officers.

Our Compensation Committee adopted our 2005 Outperformance Plan to provide co-leased employees with incentive compensation. Our Compensation Committee determined that the 2005 Outperformance Plan would further align the interests of our stockholder’s and management by encouraging our senior officers to “outperform” and to create stockholder value in excess of industry expectations in a “pay for performance” structure. The 2005 Outperformance Plan, which is administered by the Compensation Committee, is performance based utilizing total return to stockholders as the measurement criteria. Awards will be made in the form of partnership or LTIP Units that may ultimately become exchangeable for shares of our common stock or cash, at our election. Our Compensation Committee approved the LTIP Units awarded in 2005 under the 2005 Outperformance Plan. These awards were granted prior to the determination of the performance pool but will not vest until the satisfaction of performance and other threshholds, and will not be entitled to distributions until after certain performance pools are established.

Submitted by our Compensation Committee
Jeffrey E. Kelter (chairman)
Allan J. Baum
Charles S. Laven

STOCK PERFORMANCE GRAPH

The following graph provides a comparison of the cumulative total stockholder return on the common stock from the closing price on August 2, 2004 of $15.01 per share to the closing price per share on the NYSE on December 30, 2005 of $22.78 per share with the cumulative total return on the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s REIT Composite Index for the same periods. Total return values were calculated based on cumulative total return assuming (i) the investment of $100 in our common stock, the Standard & Poor’s 500 Composite Stock Price Index and the Standard & Poor’s REIT Composite Index on August 2, 2004 and (ii) reinvestment of dividends. The historical information set forth below is not necessarily indicative of future performance. The data shown is based on the share prices or index values, as applicable, as of the end of each month shown (except for the initial date, August 2, 2004).

Company/Index	02-Aug-04(1)	Sep-04	Dec-04	Mar-05	Jun-05	Sep-05	Dec-05
Gramercy	100.00	103.93	138.24	132.35	168.35	167.98	162.97
S&P 500	100.00	101.04	110.37	108.00	109.48	113.42	115.79
S&P REIT	100.00	106.23	122.43	113.27	129.85	134.77	136.63

Source for Standard & Poor’s 500 Composite Stock Price Index and Standard & Poor’s REIT Composite Index data:  Standard & Poor’s.

(1)          Assumes (i) an initial investment of $100 in our common stock, in the Standard & Poor’s 500 Composite Stock Price Index and in the Standard & Poor’s REIT Composite Index on August 2, 2004 and (ii) reinvestment of dividends.

The stock performance graph shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that we specifically request that such information be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock, as of March 15, 2006, for (1) each person known to us to be the beneficial owner of more than 5% of our outstanding common stock, (2) each of our directors and nominees for director, (3) each of our named executive officers who is not a director and (4) our directors, nominees for director and executive officers as a group. Except as otherwise described in the notes below, the following beneficial owners have sole voting power and sole investment power with respect to all shares of common stock set forth opposite their respective names.

In accordance with SEC rules, each listed person’s beneficial ownership includes:

•       all shares the investor actually owns beneficially or of record;

•       all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•       all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. The table does not include options to purchase an aggregate of 602,420 shares issued to directors, officers and co-leased employees of SL Green and our Manager that will not vest or be exercisable prior to May 14, 2006.

Name**	Amount And Nature of Beneficial Ownership of Common Stock		Percent of Total (1)
SL Green Realty Corp and SL Green Operating Partnership, L.P.	5,668,333	(2)	24.90%
Stephen L. Green	122,666	(3)	*
Marc Holliday	173,333	(4)	*
Hugh F. Hall	64,583	(4)	*
Robert R. Foley	53,333	(4)	*
Andrew Mathias	129,666	(4)	*
Gregory F. Hughes	50,666	(5)	*
Allan J. Baum	12,500.05	(6)	*
Jeffrey E. Kelter	9,833	(6)	*
Paul J. Konigsberg	14,271.98	(6)	*
Charles S. Laven	11,333	(6)	*
Stitching Pensioenfonds ABP	1,345,500	(7)	5.90%
Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc.	2,200,000	(8)	9.70%
All Directors and Executive Officers as a Group (10 Persons)	642,185.03		2.82%

*                    Less than 1% of class.

**             Unless otherwise indicated, the business address is 420 Lexington Avenue, New York, New York 10170-1881.

(1)          As of March 15, 2006, 22,805,642 shares of common stock were outstanding.

(2)          Based solely on information contained in Schedule 13G filed jointly by SL Green and SL Green Operating Partnership, L.P. on February 13, 2006. SL Green and SL Green Operating Partnership, L.P. has shared voting power over 5,668,333 shares of common stock and shared dispositive power over 2,200,000 shares of common stock.

(3)          Includes 16,666 shares of common stock issuable upon exercise of options.

(4)          Includes 8,333 shares of common stock issuable upon exercise of options. Excludes all LTIP Units issued under the 2005 Outperformance Plan.

(5)          Includes 5,000 shares of common stock issuable upon exercise of options. Excludes all LTIP Units issued under the 2005 Outperformance Plan.

(6)          Includes 5,833 shares of common stock issuable upon exercise of options.

(7)          The business address for this stockholder is Oude Lindestraat 70, Postbus 2889, 6401 DL Heerlen, The Kingdom of the Netherlands.

(8)          The business address for this stockholder is 280 Park Avenue, 10th Floor, New York, NY 10017. Based solely on information contained in a Schedule 13G filed jointly by Cohen & Steers, Inc. and Cohen & Steers Capital Management, Inc. (collectively, “Cohen & Steers”) on February 13, 2006. Cohen & Steers has sole voting power over 2,200,000 shares of common stock and sole dispositive power over 2,200,000 shares of common stock. Cohen & Steers Capital Management, Inc. is an investment adviser registered under Section 203 of the Investment Advisers Act and a wholly owned subsidiary of Cohen & Steers, Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and persons who own more than 10% of a registered class of our equity securities are required to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on review of the copies of such reports furnished to us, all Section 16(a) filing requirements applicable to our executive officers, directors and persons who own more than 10% of a registered class of our equity securities were filed on a timely basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

In connection with our initial public offering in April 2004, we entered into a Management Agreement with our Manager, which provides for an initial term through December 2007 with automatic one-year extension options and subject to certain termination rights. We pay our Manager an annual management fee equal to 1.75% of our gross stockholders’ equity, which is defined as the aggregate gross proceeds from sales of our operating partnership’s common and preferred equity capital, inclusive of the aggregate gross proceeds from the sales of trust preferred securities and from the sales of any securities we issue that do not constitute indebtedness on our financial statements in accordance with generally accepted accounting principles. We realized expenses to the Manager under the Management Agreement of an aggregate of approximately $6,337,000 for the year ended December 31, 2005 and approximately $1,349,000 for the period from April 12, 2004 (formation) through December 31, 2004.

At December 31, 2005, the majority of the Class B limited partner interests were owned by our Manager and SL Green Operating Partnership, L.P. Interests were also held by certain officers and employees of SL Green, including some of whom are among our executive officers, which interests are subject to performance thresholds. To provide an incentive for our Manager to enhance the value of our common stock, the holders of the Class B limited partner interests of the Operating Partnership are entitled to an incentive return equal to 25% of the amount by which funds from operations (as defined in the partnership agreement of the Operating Partnership) plus certain accounting gains exceed the product of our weighted average stockholders’ equity (as defined in the partnership agreement of the Operating Partnership) multiplied by 9.5% (divided by 4 to adjust for quarterly calculations). We will record any distributions on the Class B limited partner interests as an incentive distribution expense in the period when earned and when payments of such amounts has become probable and reasonably estimable in accordance with the partnership agreement. We realized approximately $2,276,000 of incentive distribution expense for the year ended December 31, 2005 and $0 for the period from April 12, 2004 (formation) through December 31, 2004.

Asset Servicing Agreement and Outsourcing Agreement

We are obligated to reimburse our Manager for its costs incurred under an Asset Servicing Agreement between our Manager and an affiliate of SL Green Operating Partnership, L.P. and a separate Outsourcing Agreement between our Manager and SL Green Operating Partnership, L.P. The Asset Servicing Agreement provides for an annual fee payable to SL Green Operating Partnership, L.P. by us of 0.15% of the carrying value of our investments, which amount SL Green Operating Partnership, L.P. has agreed to reduce for certain investments and which fee may be further reduced by SL Green Operating Partnership, L.P. for fees paid directly to outside servicers by us. The Outsourcing Agreement currently provides for an annual fee of $1.28 million per year, increasing 3% annually over the prior year. For the year ended December 31, 2005 and the period from April 12, 2004 (formation) through December 31, 2004, we realized expense of an aggregate of $1,266,000 and $521,000, respectively, to our Manager under the Outsourcing Agreement. For the year ended December 31, 2005 and the period from April 12, 2004 (formation) through December 31, 2004, we realized expenses of an aggregate of $1,037,000 and $95,000 to our Manager under the Asset Servicing Agreement, respectively.

Collateral Management Agreement

In connection with the closing of our collateral debt obligation in July 2005, Gramercy Real Estate CDO 2005-1, Ltd., as issuer, entered into a Collateral Management Agreement with our Manager. Pursuant to the Collateral Management Agreement, the Manager has agreed to provide certain advisory and administrative services in relation to the collateral debt securities and other eligible investments securing the collateral debt obligation notes. The Collateral Management Agreement provides for a senior collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.15% per annum of the net outstanding portfolio balance, and an additional subordinate collateral management fee, payable quarterly in accordance with the priority of payments as set forth in the indenture, equal to 0.25% per annum of the net outstanding portfolio balance. Net outstanding portfolio balance is the sum of the (i) aggregate principal balance of the collateral debt securities, excluding defaulted securities, (ii) aggregate principal balance of all principal proceeds held as cash and eligible investments in certain accounts, and (iii) with respect to the defaulted securities, the calculation amount of such defaulted securities. As compensation for the performance of its obligations as collateral manager, our Board of Directors has allocated to our Manager the portion of the subordinate collateral management fee paid on securities not held by us. The senior collateral management fee and balance of the subordinate collateral management fee is allocated to us. For the year ended December 31, 2005 we realized expense of $944,000 to the Manager under the collateral management agreement.

Private Placement Transaction

In connection with the 5,500,000 shares of common stock that were sold on December 3, 2004 and settled on December 31, 2004 and January 3, 2005 in a private placement, we agreed to pay the Manager a fee of $1,000,000 as compensation for financial advisory, structuring and costs incurred on our behalf.  This fee was recorded as a reduction in the proceeds of the private placement. Apart from legal fees and stock clearing charges totaling $245,000, no other fees were paid by us to an investment bank, broker/dealer or other financial advisor in connection with the private placement, resulting in total costs of 1.3% of total gross proceeds.

One Madison Avenue

On April 29, 2005, we closed on a $57,503,000 initial investment in a joint venture with SL Green to acquire, own and operate the South Building located at One Madison Avenue, New York, New York, or the Property. The joint venture, which was created to acquire, own and operate the Property, is owned 45% by a wholly-owned subsidiary of us and 55% by a wholly-owned subsidiary of SL Green. The joint venture interests are pari passu. Also on April 29, 2005, the joint venture completed the acquisition of the Property from Metropolitan Life Insurance Company for the purchase price of approximately $802,800,000 plus closing costs, financed in part through a $690,000,000 first mortgage loan on the Property. The Property comprises approximately 1.2 million square feet and is almost entirely net leased to CS, pursuant to a lease with a 15-year remaining term.

Leases

We executed a lease commencing on May 1, 2005 with SLG Graybar Sublease LLC, an affiliate of SL Green, for our corporate offices at 420 Lexington Avenue, New York, New York. The lease is for approximately five thousand square feet with an option to lease an additional approximately two thousand square feet, carries a term of ten years, and includes rents on the entire seven thousand square feet of approximately $249,000 per annum for year one rising to $315,000 per annum in year ten. For the year ended December 31, 2005 we paid $90,000 under this lease.

Messenger Services

Bright Star Couriers LLC provides messenger services to us. Bright Star is owned by Gary Green, a son of Stephen L. Green, Chairman of our Board of Directors. The aggregate amount of fees paid by us for such services for the year ended December 31, 2005 was approximately $3,000, and less than $1,000 for the period from April 12, 2004 (formation) through December 31, 2004.

SL Green Operating Partnership, L.P. Interests in Gramercy Investments

SL Green Operating Partnership, L.P. has invested $75,000,000 and $6,100,000 in preferred equity interests that are subordinate to two of our investments with book values of $29,026,000 and $6,441,000 respectively, as of December 31, 2005. SL Green Operating Partnership, L.P. had invested $75,000,000 in a preferred equity interest that was subordinate to our investment with a book value of $68,879,000 as of December 31, 2004.

On July 14, 2005, we closed on the purchase from an SL Green affiliate of a $40,000,000 mezzanine loan which bears interest at 11.20%. As part of that sale, the seller retained an interest-only participation. We have determined that the yield on our mezzanine loan after giving effect to the interest-only participation retained by the seller is at market. The mezzanine loan is secured by the equity interests in an office property in New York, New York.

Purchases of Common Stock

In connection with our incorporation, a subsidiary of SL Green purchased 500,000 shares of our common stock for $200,000, or $0.40 per share, as our initial capitalization. The purchase price represented the estimated fair value of such shares at the time of formation. On August 2, 2004, SL Green purchased 3,125,000 shares, or 25% of the shares sold in our initial public offering, at $15.00 per share. SL Green also has the right to purchase 25% of any shares of stock sold in future offerings. On December 31, 2004 and January 3, 2005, we completed the private offering and sale of common stock pursuant to purchase and sale agreements we entered into on December 3, 2004. Various institutional investors directly acquired 4,225,000 shares of common stock and an additional 1,275,000 shares of common stock were sold to SL Green Operating Partnership, L.P., an affiliate of SL Green Realty Corp. pursuant to its contractual right to choose to maintain a 25% ownership interest in our outstanding shares of common stock.

On September 14, 2005, we sold 3,833,333 shares of common stock, at a price of $25.80 per share, under our $350 million shelf registration statement declared effective in August 2005. A total of 2,875,000 shares were sold through a public offering and an additional 958,333 shares were sold to SL Green Operating Partnership, L.P. pursuant to its contractual right to choose to maintain a 25% ownership interest in our outstanding shares of common stock.

Registration Rights Agreement

We entered into a Registration Rights Agreement with each of the purchasers in the private placement transaction mentioned above whereby we agreed to file a registration statement with the SEC no later than August 31, 2005, covering the shares we sold in the private placement. We entered into an Amended and Restated Registration Rights Agreement with SL Green Operating Partnership, L.P. whereby we agreed to file a registration statement with the SEC no later than August 31, 2005, covering the shares we sold in the private placement. On August 31, 2005, we filed a registration statement relating to such shares.

Origination Agreement

We entered into an Origination Agreement with SL Green that is effective during the term of the Management Agreement. Pursuant to this agreement, SL Green will not originate, acquire or participate in fixed income investments in the United States, subject to certain conditions and exclusions described below. Fixed income investments include debt obligations or interests in debt obligations bearing a fixed-rate of return and collateralized by real property or interests in real property. SL Green has also agreed not to acquire, originate or participate in preferred equity investments which bear a fixed-rate of return in the United States, unless we have determined not to pursue that opportunity.

Under the agreement, SL Green will retain the following rights:

(a)          to retain any fixed income investments and/or preferred equity investments it owns or has committed to own on the date the offering closes;

(b)         to originate fixed income investments or acquire interests in fixed income investments and/or preferred equity investments in connection with the sale of any real estate or real estate-related assets or fixed income investments it currently owns or owns at any future time, in part or whole, directly or indirectly;

(c)          to originate or acquire fixed income and/or preferred equity investments that provide a rate of return tied to the cash flow, appreciation or both of the underlying real property or interests in real property;

(d)         to modify or refinance any portion of the investments in item (a), (b) or (c) above including, but not limited to, changes in principal, rate of return, maturity or redemption date, lien priority, return priority and/or borrower; and

(e)          to originate, acquire or participate in any distressed debt, where there is a payment default, an acceleration, bankruptcy or foreclosure, when a default is highly likely because the loan-to-value ratio is over 100% or when the debt service exceeds the available cash flow from the property on both a current and projected basis.

We have agreed that we will not:

•       acquire real property in metropolitan New York and Washington, D.C. (except by foreclosure or similar conveyance) resulting from a fixed income investment;

•       originate or acquire investments described in (c) above or distressed debt, in each case located in metropolitan New York or Washington, D.C.; and

•       originate or acquire participations in any investments described in item (b) or (d) above.

We have also agreed that, when we acquire direct or indirect ownership interests in property in metropolitan New York or Washington D.C. by foreclosure or similar conveyance, SL Green will have the right to purchase the property at a price equal to our unpaid asset balance on the date we foreclosed or acquired the asset, plus interest at the last stated contract (non-default) rate and, to the extent payable by the borrower under the initial documentation evidencing the property, legal costs incurred by us directly related to the conveyance and the fee, if any, due upon the repayment or prepayment of the investment which is commonly referred to as an “exit fee” (but not including default interest, late charges, prepayment penalties, extension fees or other premiums of any kind) through the date of SL Green’s purchase (this amount is called “Par Value”). If we seek to sell the asset and receive a bona fide third party offer to acquire the asset for cash that we desire to accept, SL Green may purchase the asset at the lower of the Par Value or the third party’s offer price. If the asset is not sold within one year, SL Green has the right to purchase the property at its appraised value. The appraised value will be determined as follows:  we and SL Green will each select an appraiser. Each appraiser will appraise the property. The two appraisers will jointly select a third appraiser, who will then choose one of the two appraisals as the final appraised value. These rights may make it more difficult to sell such assets because third parties may not want to incur the expense and effort to bid on assets when they perceive that SL Green may acquire them at the lower of the same terms proposed by the third party or Par Value. As a result, we may not receive the same value on the sale of such assets as we might receive from an independent third party submitting an offer through a competitive bidding process.

SL Green has a right of first refusal to acquire any distressed debt that we decide to sell.

Under this agreement, we also agreed to sell to SL Green 25% of the shares sold in our initial public offering. No underwriting discount or commission was paid in connection with the shares sold to SL Green. We have also agreed that, during the term of this origination agreement, SL Green will have the right to purchase 25% of the shares in any future offering of common stock, at the same price as other purchasers, in order to maintain its percentage ownership interest in us after our initial public offering. This right will also apply to issuances of units in our operating partnership.

In the event the Management Agreement is terminated for cause by us or if neither SL Green nor any of its affiliates shall be the managing member of our Manager, then the non-compete provisions in the Origination Agreement will survive such termination for a period of one year with respect only to potential investments by us as to which our Manager has commenced due diligence.

OTHER MATTERS

Solicitation of Proxies

We will pay the cost of solicitation of proxies. In addition to the solicitation of proxies by mail, our directors, officers and employees may also solicit proxies personally or by telephone without additional compensation for such activities. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners. We will reimburse such holders for their reasonable expenses. In addition, we intend to utilize the proxy solicitation services of Morrow & Co., Inc. at an aggregate estimated cost of $3,500 plus out-of-pocket expenses.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2007 annual meeting of stockholders must be received by our Secretary no later than January 17, 2007, in order to be considered for inclusion in our proxy statement relating to the 2007 meeting pursuant to Rule 14a-8 under the Exchange Act.

For a proposal of a stockholder to be presented at the 2007 annual meeting of stockholders, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, such proposal must be received at our principal executive offices after November 18, 2006 and on or before March 3, 2007, unless the 2007 annual meeting of stockholders is scheduled to take place before May 10, 2007 or after July 16, 2007. Our Bylaws provide that any stockholder wishing to nominate a director or have a stockholder proposal, other than a stockholder proposal included in the proxy statement pursuant to Rule 14a-8, considered at an annual meeting must provide written notice of such nomination or proposal and appropriate supporting documentation, as set forth in our Bylaws, to us at our principal executive offices not less than 75 days nor more than 180 days prior to the anniversary of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is scheduled to be held more than seven calendar days prior, or more than 60 days subsequent, to the anniversary date, such nominations or proposals must be delivered to us not earlier than the 180th day prior to such meeting and not later than the later of the 75th day prior to such annual meeting or the twentieth day following the earlier of the day on which public announcement of the meeting is first made or notice of the meeting is mailed to stockholders. Any such proposal should be mailed to:  Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn:  Andrew S. Levine, Secretary.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the impacted stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, by directing your written request to: Gramercy Capital Corp., 420 Lexington Avenue, New York, New York 10170-1881, Attn: Andrew S. Levine, Secretary. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker as specified above.

Other Matters

Our Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the annual meeting. If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of our Board of Directors

Andrew S. Levine
Secretary

New York, New York
April 17, 2006

Exhibit A

GRAMERCY CAPITAL CORP.
Director Independence Standards

Our Corporate Governance Guidelines provide that a majority of the members of our Board of Directors meet the independence requirements set forth, from time to time, in the listing standards of the New York Stock Exchange and any other applicable laws, rules or regulations, including, without limitation, any rules promulgated by the Securities and Exchange Commission. For a director to be deemed “independent,” the Board of Directors shall affirmatively determine that the director has no material relationship with Gramercy Capital Corp. (“Gramercy”), either directly or as a partner, stockholder or officer of an organization that has a relationship with Gramercy. This determination shall be disclosed in Gramercy’s annual proxy statement distributed to stockholders. In making this determination, a director of Gramercy who satisfies all of the following standards shall be presumed to be independent:

•       During the past three years, Gramercy has not employed the director or (except in a non-officer capacity) any of his or her immediate family members.

•       During the past three years, the director has not been employed by, or affiliated with, Gramercy’s present or former internal or external auditors, nor has any of the director’s immediate family members been so employed or affiliated.

•       During the past three years, neither the director, nor any of his or her immediate family members, has received more than $100,000 per year in direct compensation from Gramercy or any of its subsidiaries, other than fees for board and board committee service, pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), or compensation received by an immediate family member for service as a non-executive employee of Gramercy or any of its subsidiaries.

•       During the past three years, neither the director, nor any of his or her immediate family members, has been affiliated with or employed in a professional capacity by any former internal or external auditor of Gramercy or any of its subsidiaries.

•       During the past three years, neither the director, nor any of his or her immediate family members, has been employed as an executive officer of another company where any of the present executives of Gramercy or any of its subsidiaries serve currently or served at any time during the past three years on that company’s compensation committee (or other committee performing equivalent functions).

•       The director is not currently an executive officer or an employee, and none of his or her immediate family members are currently an executive officer, of a company, other than a charitable organization, that makes payments to, or receives payments from, Gramercy or any of its subsidiaries for property or services in an amount which, in the current fiscal year or any of the past three fiscal years, exceeds or exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

•       The director is not an executive officer of a charitable organization to which Gramercy or any of its subsidiaries made charitable contributions within the preceding three years that in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

A-1

For purposes of these director independence standards:

•       the term “affiliate” means any corporation or other entity that controls, is controlled by or is under common control with Gramercy, as evidenced by the power to elect a majority of the board of directors or comparable governing body of such entity; and

•       the term “immediate family” means spouse, parents, children, siblings, mothers- and fathers-in-law, sons-and daughters-in-law, brothers- and sisters-in-law and anyone (other than employees) sharing a person’s home.

The Board of Directors shall undertake an annual review of the independence of all non-employee directors of Gramercy. In advance of the meeting at which this review occurs, each non-employee director of Gramercy shall be asked to provide the Board of Directors with full information regarding such director’s business and other relationships with Gramercy and its affiliates and with Gramercy’s senior management and their affiliates to allow the Board of Directors to evaluate the director’s independence. These relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, among others.

Each director of Gramercy has an affirmative obligation to advise the Board of Directors of any material changes in his or her circumstances or relationships that may reasonably be expected to impact his or her designation by the Board of Directors as “independent.” This obligation includes all business relationships between a director of Gramercy, on the one hand, and Gramercy and its affiliates or members of Gramercy’s senior management and their affiliates, on the other.

A-2

GRAMERCY CAPITAL CORP.

420 Lexington Avenue

New York, New York 10170-1881

Proxy for Annual Meeting of Stockholders to be held on May 17, 2006

THIS PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Stephen L. Green and Andrew S. Levine and either of them, as proxies of the undersigned, with full power of substitution, to vote all shares of common stock of Gramercy Capital Corp. held of record by the undersigned as of the close of business on March 15, 2006, on behalf of the undersigned at the annual meeting of stockholders to be held at the Grand Hyatt New York, Park Avenue at Grand Central Terminal, 109 East 42nd Street, New York, New York, at 10:00 a.m., local time, on Wednesday, May 17, 2006, and at any adjournments or postponements thereof.

When properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR the nominees of our Board of Directors listed in Proposal 1, FOR Proposal 2 and FOR Proposal 3. In their discretion, the proxies are each authorized to vote upon such other business as may properly come before the annual meeting and any adjournments or postponements thereof. A stockholder wishing to vote in accordance with our Board of Directors’ recommendations need only sign and date this proxy and return it in the enclosed envelope.

Please vote and sign on other side and return promptly in the enclosed envelope.	SEE REVERSE SIDE

☒            Please mark your votes as in this example.

1.             To elect two Class II Directors of our company to serve until our 2009 annual meeting of stockholders and until their respective successors are duly elected and qualified.

Nominees:             Stephen L. Green
Allan J. Baum

FOR ALL	WITHHOLD ALL	FOR ALL
☐	☐	(except as marked to the contrary below)
☐

Withhold my vote for ____________________________________________ as Class II Director.

2.             To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN

☐	☐	☐

3.             To consider and act upon any other matters that may properly be brought before the annual meeting and at any adjournments or postponements thereof.

The undersigned hereby acknowledge(s) receipt of a copy of the accompanying notice of annual meeting of stockholder, the proxy statement with respect thereof and our 2006 annual report to stockholders and hereby revoke(s) any proxy or proxies heretofore given. This proxy may be revoked at any time before it is exercised.

☐             MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW

Signature:	Date:	Signature:		Date:
If Held Jointly

Note:  Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Change of Address: